# Chang G. Park, CPA, Ph. D.

♦ 2667 CAMINO DEL RIO S. PLAZA B ♦ SAN DIEGO ♦ CALIFORNIA 92108-3707♦
♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341 ♦ FAX (858) 764-5480
♦ E-MAIL changgpark@gmail.com ♦

November 19, 2009

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

The firm of Chang G. Park, CPA was previously principle accountant for Clenergen Corporation (the Company). Effect November 5, 2009, we are dismissed from the Company as principal accountants.

We have read the Company's statements about my firm included under Item 4.01 in the Form 8-K filing dated November 19, 2009 of Clenergen Corporation, and I am in agreement with the statements contained therein.

We have no knowledge about the appointment of Holtz Rubenstein Reminick, as a new auditor, nor whether they were consulted prior to their appointment as auditor.

Very truly yours,

/s/ *Chang G. Park*

____________

Chang G. Park, CPA
San Diego